EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., April 27, 2020 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.1 million or $0.63 per diluted share for the quarter ended March 31, 2020, compared to $2.1 million or $0.64 per diluted share for the quarter ended March 31, 2019.  Net income remained flat despite an increase in net interest income after provision for loan losses due to a decrease in noninterest income and an increase in noninterest expense.

Net interest income after provision for loan losses increased $103,000 for the quarter ended March 31, 2020 as compared to the same period in 2019.  Interest income increased $16,000 when comparing the periods due to an increase in the average balance of interest-earning assets from $741.0 million for the first quarter of 2019 to $761.7 million for the first quarter of 2020 partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 4.19% for the first quarter of 2019 to 4.10% for the first quarter of 2020.  Interest expense increased $12,000 when comparing the periods due to an increase in the average balance of interest-bearing liabilities from $558.6 million for the first quarter of 2019 to $571.2 million for the first quarter of 2020.  The average cost of interest-bearing liabilities remained 0.33% during each of the two periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 3.86% for the quarter ended March 31, 2019 to 3.77% for the same period in 2020.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses decreased from $450,000 for the quarter ended March 31, 2019 to $351,000 for the quarter ended March 31, 2020.  During the three-month period ended March 31, 2019, net loans receivable increased $15.5 million and net charge-offs totaled $176,000 compared to a decrease in net loans receivable of $1.2 million and net charge-offs of $105,000 during the same period in 2020.  The $351,000 provision during 2020 primarily reflects changes to qualitative factors within the Bank’s allowance for loan losses calculation related to uncertainties surrounding COVID-19.  While it is too early to know the full extent of potential future losses associated with the impact of COVID-19, the Bank continues to monitor the situation and may need to adjust future expectations as developments occur throughout the remainder of the year.

Noninterest income decreased $49,000 for the quarter ended March 31, 2020 as compared to the same period in 2019.  The first quarter of 2020 included a $394,000 unrealized loss on equity securities compared to a $131,000 unrealized gain on equity securities during the same period in 2019.  Gains on the sale of loans and ATM and debit card fees increased $201,000 and $118,000, respectively, when comparing the two periods.

Noninterest expense increased $160,000 for the quarter ended March 31, 2020 as compared to the same period in 2019, due primarily to an increase in compensation and benefits expense of $460,000 partially offset by a decrease in net losses on foreclosed real estate of $194,000.

Income tax expense decreased $53,000 for the first quarter of 2020 as compared to the first quarter of 2019 primarily due to an increase in nontaxable income.   As a result, the effective tax rate for the quarter ended March 31, 2020 was 15.6% compared to 17.1% for the same period in 2019.

Total assets increased $3.7 million to $831.2 million at March 31, 2020 from $827.5 million at December 31, 2019.  Cash and cash equivalents increased $8.4 million from December 31, 2019 to March 31, 2020 while investment securities, net loans receivable and loans held for sale decreased $1.4 million, $1.2 million and $1.1 million, respectively.  Deposits increased $441,000 at March 31, 2020.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $3.1 million at December 31, 2019 to $3.0 million at March 31, 2020.  The Bank is assisting its customers experiencing a COVID-19 related hardship by approving payment extensions and waiving or refunding certain banking fees.  As of April 24, 2020, the Bank has approved such extensions on approximately 10.8% of balances in the loan portfolio, primarily related to commercial real estate lending relationships.  Additionally, the Bank is participating in the Small Business Administration’s Paycheck Protection Program (PPP), and as has approved approximately $35.1 million of PPP loans as of April 24, 2020.

At March 31, 2020, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, market, economic, operational, liquidity, credit and interest rate risks associated with the Company’s business (including developments and volatility arising from the COVID-19 pandemic), general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2020	2019
(Dollars in thousands, except per share data)

Total interest income	$7,674	$7,658
Total interest expense	468	456
Net interest income	7,206	7,202
Provision for loan losses	351	450
Net interest income after provision for loan losses	6,855	6,752

Total non-interest income	1,456	1,505
Total non-interest expense	5,825	5,665
Income before income taxes	2,486	2,592
Income tax expense	389	442
Net income	2,097	2,150
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$2,094	$2,147

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$0.63	$0.64

Diluted	$0.63	$0.64

Weighted average common shares outstanding:
Basic	3,336,459	3,329,844

Diluted	3,349,716	3,339,944

OTHER FINANCIAL DATA

Cash dividends per share	$0.24	$0.23
Return on average assets (annualized) (1)	1.02%	1.08%
Return on average equity (annualized) (1)	8.34%	9.87%
Net interest margin (tax-equivalent basis)	3.85%	3.95%
Interest rate spread (tax-equivalent basis)	3.77%	3.86%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.84%	2.86%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2020	2019

Cash and cash equivalents	$59,722	$51,360
Interest-bearing time deposits	6,490	6,490
Investment securities	253,182	254,562
Gross loans	470,599	471,555
Allowance for loan losses	5,307	5,061
Earning assets	770,289	766,148
Total assets	831,175	827,496
Deposits	722,618	722,177
Stockholders' equity, net of noncontrolling interest	102,793	98,836
Non-performing assets:
Nonaccrual loans	1,677	1,765
Accruing loans past due 90 days	56	13
Foreclosed real estate	-	170
Troubled debt restructurings on accrual status	1,265	1,166
Regulatory capital ratio (Bank only):
Community Bank Leverage Ratio (2)	10.45%	10.01%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended
	March 31,
	2020	2019

Return on average assets before annualization	0.26%	0.27%
Annualization factor	4.00	4.00
Annualized return on average assets	1.02%	1.08%

Return on average equity before annualization	2.09%	2.47%
Annualization factor	4.00	4.00
Annualized return on average equity	8.34%	9.87%

Net overhead expense as a % of average assets before
annualization	0.71%	0.72%
Annualization factor	4.00	4.00
Annualized net overhead expense as a % of average assets	2.84%	2.86%